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                                                                   EXHIBIT 23

                    [Coopers & Lybrand L.L.P. Letterhead]


                      CONSENT OF INDEPENDENT ACCOUNTANTS


                                   --------


We consent to the incorporation by reference in the Prospectus Supplement dated July 16, 1997 (to Prospectus dated June 6, 1997) of National Financial Auto Funding Trust relating to National Auto Finance 1997-1 Trust Automobile Receivables-Backed Notes of our report dated January 24, 1997 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts."


                                                   /s/ Coopers & Lybrand L.L.P.


                                                   COOPERS & LYBRAND L.L.P.


New York, New York
July 17, 1997